16(5)	Opinion re Legality

March 25, 2021

The Board of Directors

Midland National Life Insurance Company

Des Moines, Iowa

Re:	Registration Statement on Form S-1 of Midland National Life Insurance Company

Group Contingent Deferred Annuity Certificate – (the “Certificate”)

Directors:

In my capacity as Associate General Counsel of Midland National Life Insurance Company (the “Company”), I have supervised the preparation of the Form S-1 Registration Statement for the Certificates to be filed on March 25, 2021 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination it is my opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue the Certificates by the Iowa Insurance Division.

2.

The Certificates, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of the Company in accordance with the terms of the Certificate.

I hereby consent to the filing of this opinion as an Exhibit to said Form S-1 Registration Statement.

Sincerely,

/s/Brett Agnew

Brett Agnew

Vice President, Associate General Counsel